Exhibit 99.1

September 24, 2024

NOTICE OF EXPIRATION DATE

TO THE HOLDERS OF ADAPTHEALTH CORP.
PRIVATE PLACEMENT WARRANTS

NOTICE IS HEREBY GIVEN by AdaptHealth Corp., a Delaware corporation (the “Company”), pursuant the Warrant Agreement, dated as of February 15, 2018 (the “Warrant Agreement”), by and among, the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, that each outstanding private placement warrant (together, the “Private Placement Warrants”), may be exercised by the holders thereof on or prior to November 8, 2024 (the “Expiration Date”) in accordance with the terms of the Private Placement Warrants. The Company has previously reported incorrectly in certain of its periodic filings that the expiration of its Private Placement Warrants is November 20, 2024, however the Company is notifying you hereby that each outstanding Private Placement Warrant not exercised on or before the Expiration Date of November 8, 2024, shall become void, and all rights thereunder and all rights in respect thereof under the Warrant Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. Capitalized terms used but not defined herein have the meanings ascribed to them in the Warrant Agreement.

No terms applicable to the Private Placement Warrants are altered by this Notice. The exercise of any Private Placement Warrants remains subject to the satisfaction of any applicable conditions, as set forth in the Warrant Agreement and any Warrant Certificates issued thereunder.